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                                                                    EXHIBIT 12.1

                       ALBERTSON'S, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (dollars in thousands)


                                 52 Weeks     53 Weeks     52 Weeks    52 Weeks    52 Weeks     39 Weeks    39 Weeks
                                  Ended         Ended       Ended       Ended        Ended       Ended       Ended
                                 Jan. 28,       Feb. 3,    Feb. 2,     Feb. 1,      Jan. 30,    Oct. 31,    Oct. 30,
                                   1993         1994         1995        1996        1997         1996        1997


Earnings from operations:

Earnings before income taxes
  and cumulative effects
  of accounting changes           $443,721     $552,215     $678,652    $758,501    $794,847     $550,264    $551,436
Add:
   Portion of rents
     representative of interest     45,891       46,774       47,753      49,832      52,439       38,942      40,797
   Interest expense, including
     amortization of debt
     discount                       34,390       41,257       53,260      47,916      58,023       40,434      54,913
   Amortization of previously
     capitalized interest            1,556        1,750        1,964       2,172       2,588        1,910       2,139
                                  --------     --------     --------    --------    --------     --------    --------
Earnings, as adjusted             $525,558     $641,996     $781,629    $858,421    $907,897     $631,550    $649,285
                                  ========     ========     ========    ========    ========     ========    ========
Fixed charges:
   Interest expense, including
     amortization of
     debt discount                 $34,390      $41,257      $53,260     $47,916     $58,023      $40,434     $54,913
   Capitalized interest              4,617        4,219        3,974       7,428       6,378        4,872       5,731
   Portion of rents
     representative of interest     45,891       46,774       47,753      49,832      52,439       38,942      40,797
                                  ---------    ---------    --------    --------    --------     ---------    -------
Total fixed charges                $84,898      $92,250     $104,987    $105,176    $116,840      $84,248    $101,441
                                  =========    =========    ========    ========    ========     =========   ========
Ratio of earnings to fixed
charges                               6.19         6.96         7.45        8.16        7.77         7.50        6.40

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NOTE: For the purpose of calculating the ratio of earnings to fixed charges, (a)
earnings have been calculated by adding fixed charges (excluding capitalized interest) to earnings from operations before taxes and cumulative effects of accounting changes, and (b) fixed charges consist of gross interest costs, whether expensed or capitalized, amortization of debt discount and expense and that portion of rental expense that represents interest.